EXHIBIT 12

COMPUTATION OF RATIO OF INCOME FROM

CONTINUING OPERATIONS TO FIXED CHARGES

FOR THREE MONTHS ENDED MARCH 31,

(UNAUDITED)

(Dollars in millions)	2007	2006

Income from continuing operations before income taxes (1)	$2,581	$2,442

Add: Fixed charges, excluding capitalized interest	370	330

Income as adjusted before income taxes	$2,951	$2,772

Fixed charges:
Interest expense	$261	$220
Capitalized interest	8	5
Portion of rental expense representative of interest	109	111

Total fixed charges	$378	$335

Ratio of income from continuing operations to fixed charges	7.81	8.27

(1)             Income from continuing operations before income taxes excludes (a) amortization of capitalized interest and (b) the company’s share in the income and losses of less-than-fifty percent-owned affiliates.

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SEGMENT INFORMATION — ON CONTINUING OPERATIONS BASIS

(UNAUDITED)

	Global Services
	Global	Global
	Technology	Business	Systems and		Global	Total
(Dollars in millions)	Services	Services	Technology	Software	Financing	Segments
Quarter Ended March 31, 2007:

External revenue	$8,258	$4,183	$4,520	$4,251	$614	$21,826
Internal revenue	425	301	267	585	349	1,927
Total revenue	$8,683	$4,485	$4,787	$4,836	$963	$23,753
Pre-tax income (loss)	$681	$470	$96	$1,036	$374	$2,657

Revenue year-to-year change	6.3%	7.2%	1.9%	9.4%	1.8%	5.9%
Pre-tax income year-to-year change	(19.3)%	32.1%	nm	1.5%	(9.7)%	1.5%
Pre-tax income margin	7.8%	10.5%	2.0%	21.4%	38.8%	11.2%

Quarter Ended March 31, 2006:

External revenue	$7,719	$3,848	$4,419	$3,907	$582	$20,475
Internal revenue	451	336	280	514	364	1,946
Total revenue	$8,171	$4,184	$4,699	$4,421	$946	$22,421
Pre-tax income (loss)	$844	$356	$(18)	$1,021	$414	$2,616

Pre-tax income margin	10.3%	8.5%	(0.4)%	23.1%	43.8%	11.7%

nm - not meaningful

Reconciliations to IBM as Reported:

	Quarter Ended	Quarter Ended
(Dollars in millions)	March 31, 2007	March 31, 2006
Revenue:
Total reportable segments	$23,753	$22,421
Eliminations/other	(1,724)	(1,762)
Total IBM Consolidated	$22,029	$20,659

Pre-tax income:
Total reportable segments	$2,657	$2,616
Eliminations/other	(78)	(177)
Total IBM Consolidated	$2,579	$2,440

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